Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements of KFx Inc. on Form S-8 (Nos. 333-09873, 333-82357, 333-106129, 333-129447 and 333-130336) and Registration Statements on Form S-3 (Nos. 333-04298, 333-28129, 333-82455, 333-88211, 333-87774, 333-104677, 333-106207, 333-121312, 333-128181 and 333-131426), of our report dated June 2, 2006 related to the financial statements of Buckeye Industrial Mining Company, as of and for the year ended December 31, 2005, appearing in this Current Report of KFx Inc. on Form 8-K filed on or about June 15, 2006.

/s/ Deloitte & Touche LLP
June 15, 2006
Pittsburgh, Pennsylvania